Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 17, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the stock split described in Note 23 as to which the date is October 14, 2016, relating to the consolidated financial statements which appears in Amendment No. 4 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 17, 2016.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 27, 2016